Exhibit 5.1

Goodwin Procter llp The New York Times Building 620 Eighth Avenue New York, NY 10018

goodwinlaw.com
+1 212 813 8800

May 24, 2024

Plug Power Inc.

968 Albany-Shaker Road

Latham, NY 12110

Re:       Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-265488) (as amended or supplemented, the “Registration Statement”) filed on June 8, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Plug Power Inc., a Delaware corporation (the “Company”), of any combination of securities of the types specified therein. The Registration Statement became effective upon filing with the Commission on June 8, 2022. Reference is made to our opinion letter dated June 8, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 24, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by certain stockholders of the Company (the “Selling Stockholders”) of up to 3,461,371 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), that may be issuable upon exercise of the warrants held by the Selling Stockholders and covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares, when issued upon exercise of the warrants, in accordance with their terms will have been duly authorized and validly issued and will be fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Plug Power Inc.

May 24, 2024

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP